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                                  EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 18, 2005, on the consolidated financial statements of Greenville Federal Savings and Loan Association for the years ended June 30, 2005 and 2004, in the pre-effective Amendment No. 3 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission and Amendment No. 3 to the Notice of Mutual Holding Company Reorganization on Form MHC-1 filed with the Office of Thrift Supervision. We also consent to the references to us under the heading "Experts" in the pre-effective Amendment No. 3 to the Registration Statement on Form SB-2 and Amendment No. 3 to the Notice on Form MHC-1.

/s/ Grant Thornton LLP

Cincinnati, Ohio
October 25, 2005